EXHIBIT 23.1

Pinaki & Associates LLC

Certified Public Accountants

625 Barksdale Rd., Ste# 113

Newark, DE 19711

Phone: 408-896-4405 | pmohapatra@pinakiassociates.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Litera Group, Inc

As independent registered public accountants, we hereby consent to the use of our report dated August 4, 2015 with respect to the financial statements of Litera Group, Inc, in its registration statement on Form S-1/A relating to the registration of 7,500,000 shares of common stock. We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

s/d

Pinaki & Associates, LLC

Newark, DE

September 29, 2015